Exhibit 99

       The Middleton Doll Company Reports Third Quarter Results


    HARTLAND, Wis.--(BUSINESS WIRE)--Nov. 14, 2007--The Middleton Doll Company (OTCBB:DOLL) today reported results for the third quarter and nine months ended September 30, 2007.

    Third Quarter Highlights

    -- The company reported consolidated net income of $360,183 or $0.09 per diluted share for the third quarter of 2007, including interest income of $235,701 related to the company's preferred stock. This compares to a net loss of $922,606 or $0.25 per diluted share for the third quarter of 2006.

    -- The consumer products segment reported net income of $122,556 for the third quarter of 2007, compared to a loss of $705,859 for the same period in 2006. Gross profit was 26.0% of consumer products sales in the third quarter of 2007, compared to 27.5% of sales in the third quarter of 2006.

    -- The financial services segment reported net income of $1,926 for the third quarter of 2007, compared to net income of $9,528 for the comparable prior period.

    Year-to-Date Highlights

    -- The company reported a consolidated net loss of $1,235,422 or $0.32 per diluted share for the first three quarters of 2007, including interest expense of $47,461 related to the company's preferred stock. This compares to a net loss of $2,384,847 or $0.64 per diluted share for the same period in 2006.

    -- The consumer products segment reported a net loss of $1,269,053 for the first nine months of 2007, compared to a loss of $2,376,051 for the first three quarters of 2006. Gross profit was 26.7% of consumer products sales in the first nine months of 2007, compared to 27.8% of sales for the same period in 2006.

    -- The financial services segment reported income of $81,092 for the first nine months of 2007, compared to net income of $670,030 for the first three quarters of 2006.

    Operations Review

    "During the quarter, we sold our headquarters building, launched our fall catalog and redeemed a portion of the outstanding shares of our preferred stock," said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.

    "In August, we commenced a tender offer to redeem up to 300,000 shares of preferred stock at a price of $14 per share. Shareholders tendered 38,827 shares of the preferred stock, which was redeemed in September. The company is required to redeem $9.39 million of preferred stock by July 1, 2008, to the extent we have the funds available for the redemption. In this regard, we are continuing to review various alternatives, which could include a financing transaction, a disposition of assets, recapitalization of the company or strategic business combination, to address all of our financial obligations, including the redemption of preferred stock," said Bando.

    "The positive results for the consumer products segment are largely due to the sale of our headquarters building in August 2007 for $4.2 million. The proceeds from the sale of the building were used to purchase inventory, fund operations and to partially redeem the outstanding preferred stock. Total company cash on-hand is $2.03 million, with $7.01 million in net inventory," said Craig Bald, chief financial officer of The Middleton Doll Company.

    "A major factor behind the losses we have experienced in the consumer products segment is the declining sales of our Middleton dolls. We have taken steps to reposition the company for improvement by launching our new Middleton NOW line of collector-quality contemporary play dolls, expanding our Artist Studio Collection with new dolls and new artists, and implementing new marketing strategies. We have increased our inventory in preparation for the fourth quarter holiday season sales, which will be critical to the future success of the company," said Ken Werner, president of consumer products for The Middleton Doll Company.

    "Our loan portfolio consists of three loans valued at $209,563, net of a $63,813 loan loss reserve. At this time, we have one remaining building for sale with a carrying value of approximately $1.39 million," said Bald.

    As stated previously, the proceeds from the sale of the financial services assets were used to pay-off all of the company's existing debt, fund the operations of the consumer products segment and to partially redeem outstanding shares of the company's preferred stock.

    The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the remaining financial services segment's assets are sold.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; our ability to provide the necessary cash to meet operating and working capital requirements beyond 2007; and the timing of sales and the selling prices of the remaining assets of the financial services segment.



               The Middleton Doll Company news releases are available on-line 24 hours a day at:
                 http://www.middletondollcompany.com




                      The Middleton Doll Company
                             (OTCBB:DOLL)
                             (Unaudited)

                       Three months ended        Nine months ended
                     ----------------------- -------------------------
                          September 30,            September 30,
                     ----------------------- -------------------------
                        2007        2006         2007         2006
                     ----------- ----------- ------------ ------------
STATEMENTS OF
 OPERATIONS BY
 SEGMENT
--------------------
Consumer Products:
Net sales            $3,347,173  $2,617,902   $7,772,876   $7,332,024
Cost of sales         2,475,574   1,898,498    5,694,404    5,291,892
                     ----------- ----------- ------------ ------------
  Gross profit          871,599     719,404    2,078,472    2,040,132
Other expenses
 (income):
  Operating expenses  1,381,750   1,463,143    4,089,499    4,536,793
  Gain on sale of
   property            (599,165)          -     (611,140)           -
  Other (income)        (33,542)    (37,880)    (130,834)    (120,610)
                     ----------- ----------- ------------ ------------
    Total other
     expenses           749,043   1,425,263    3,347,525    4,416,183
Net consumer
 products segment
 income (loss)         $122,556   $(705,859) $(1,269,053) $(2,376,051)
                     =========== =========== ============ ============

Financial Services:
Net rental/interest
 income:
  Interest on loans          $-     $32,203       $1,297     $308,593
  Rental income           9,995     142,502      103,720      671,140
  Interest expense            -      (4,148)           -     (321,388)
  Loss on early
   extinguishment of
   indebtedness               -           -            -     (289,034)
                     ----------- ----------- ------------ ------------
    Total net
     rental/interest
     income               9,995     170,557      105,017      369,311
Other income:
  Other income            2,649      17,138       14,229       36,324
  Gain on sale of
   leased properties          -     353,140            -    1,413,856
                     ----------- ----------- ------------ ------------
    Total other
     income               2,649     370,278       14,229    1,450,180
Other expenses:
  Provision for
   impairment of
   leased property            -      98,812            -       98,812
  Provision for
   loses on loans             -     250,000            -      250,000
  Depreciation
   expense on leased
   properties             1,636      24,566       21,276      120,276
  Other operating
   expenses               9,082     157,929       16,878      680,373
  Income tax expense          -           -            -            -
                     ----------- ----------- ------------ ------------
    Total other
     expenses            10,718     531,307       38,154    1,149,461
Net financial
 services segment
 income                  $1,926      $9,528      $81,092     $670,030
                     =========== =========== ============ ============

Total Company:
Net income (loss):
  Consumer Products    $122,556   $(705,859) $(1,269,053) $(2,376,051)
  Financial Services      1,926       9,528       81,092      670,030
  Interest expense
   related to
   preferred shares    (126,125)   (226,275)    (404,436)    (678,826)
  Interest income on
   redemption of
   preferred stock,
   net of accrued
   interest and
   expenses             361,826           -      356,975            -
                     ----------- ----------- ------------ ------------

Net income (loss)
 applicable to
 common shareholders   $360,183   $(922,606) $(1,235,422) $(2,384,847)
                     =========== =========== ============ ============

Basic income (loss)
 per common share         $0.09      $(0.25)      $(0.33)      $(0.64)
Diluted income
 (loss) per common
 share                    $0.09      $(0.25)      $(0.32)      $(0.64)

Average shares
 outstanding - Basic  3,802,589   3,727,589    3,776,765    3,727,589
Average shares
 outstanding
 -Diluted             3,875,546   3,727,589    3,812,182    3,727,589



    CONTACT: The Middleton Doll Company
             Craig Bald, 262-369-8163